PIMCO CORPORATE & INCOME STRATEGY FUND

AMENDMENT NO. 3 TO

THE AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of PIMCO Corporate & Income Strategy Fund (the “Trust”), hereby amend the Trust’s Amended and Restated Agreement and Declaration of Trust dated November 12, 2001 (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

1.          The first sentence of Section 1 of Article I of the Declaration of Trust is hereby amended to read in its entirety as follows:

“Name. This Trust shall be known as “PIMCO Corporate Income Fund” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.”

The foregoing amendment shall be effective immediately and will be filed with the Secretary of State of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 1st day of December, 2011.

/s/ Paul Belica Paul Belica	/s/ James A. Jacobson James A. Jacobson

/s/ Hans W. Kertess Hans W. Kertess	/s/ John C. Maney John C. Maney

/s/ William B. Ogden, IV William B. Ogden, IV	/s/ Alan Rappaport Alan Rappaport

/s/ Bradford K. Gallagher Bradford K. Gallagher	Deborah A. Zoullas